Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

The following discussion should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto of CCO Holdings, LLC ("CCO Holdings") and subsidiaries included in this Current Report on Form 8-K as exhibit 99.2.

We are a cable operator providing services in the United States with approximately 6.7 million residential and small and medium business customers at December 31, 2015. We offer our customers traditional cable video programming, Internet services, and voice services, as well as advanced video services such as video on demand, HD television and DVR service. We also sell local advertising on cable networks and provide fiber connectivity to cellular towers and office buildings.

TWC Transaction

On May 18, 2016, Charter Communications, Inc. ("Charter") closed on the Agreement and Plan of Mergers (the “Merger Agreement”) with Time Warner Cable Inc. ("TWC"), CCH I, LLC (“New Charter”), a wholly owned subsidiary of Charter prior to the closing of the Merger Agreement; Nina Corporation I, Inc., Nina Company II, LLC, a wholly owned subsidiary of New Charter; and Nina Company III, LLC, a wholly owned subsidiary of New Charter, pursuant to which the parties engaged in a series of transactions that resulted in Charter and TWC becoming wholly owned subsidiaries of New Charter (the “TWC Transaction,” and together with the Bright House Transaction described below, the "Transactions"), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, New Charter is the new public company parent that holds the operations of the combined companies and was renamed Charter Communications, Inc. Upon consummation of the TWC Transaction, each outstanding share of TWC common stock (other than TWC stock held by Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation (collectively, the "Liberty Parties")), was converted into the right to receive $100 in cash and shares of New Charter Class A common stock ("New Charter common stock") equivalent to 0.5409 shares of Charter Class A common stock (the "Option A Election"). Each stockholder of TWC also had the option to elect to receive for each outstanding share of TWC common stock (other than TWC stock held by the Liberty Parties) $115 in cash and shares of New Charter common stock equivalent to 0.4562 shares of Charter common stock (the "Option B Election"). Out of approximately 285 million shares of TWC common stock outstanding as of the date of election, approximately 170 million shares elected the Option A Election and approximately 3 million shares elected the Option B Election. All shares as to which no election was made at or prior to the date of election were, by default, converted into the right to receive the Option A Election. Upon consummation of the TWC Transaction, each share of TWC common stock held by the Liberty Parties was converted into New Charter common stock. The total enterprise value of TWC was approximately $85 billion, including cash, equity and TWC debt assumed.

Bright House Transaction

On May 18, 2016, Charter closed on the definitive Contribution Agreement (the “Contribution Agreement”), as amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, New Charter and Charter Holdings, the Company's wholly owned subsidiary, pursuant to which Charter became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction”). At closing, Charter Holdings paid to A/N approximately $2 billion in cash, issued to A/N convertible preferred units of Charter Holdings with a face amount of $2.5 billion which pays a 6% coupon, approximately 31.0 million common units of Charter Holdings that are exchangeable into New Charter common stock on a one-for-one basis with a value of approximately $7 billion and one share of a new class of New Charter common stock.

Liberty Transaction and Debt Financing for the TWC Transaction and Bright House Transaction

In connection with the TWC Transaction, Charter and Liberty Broadband entered into an investment agreement, pursuant to which Liberty Broadband agreed to invest $4.3 billion in New Charter at the closing of the TWC Transaction to partially finance the cash portion of the TWC Transaction consideration. In connection with the Bright House Transaction, Liberty Broadband agreed to purchase at the closing of the Bright House Transaction $700 million of New Charter Class A common stock.

Charter financed the cash portion of the purchase price of the TWC Transaction and Bright House Transaction with additional indebtedness and cash on the companies’ balance sheets.  In 2015, Charter issued $15.5 billion CCO Safari II, LLC ("CCO Safari

II") senior secured notes, $3.8 billion CCO Safari III, LLC ("CCO Safari III") senior secured bank loans and $2.5 billion CCOH Safari, LLC ("CCOH Safari") senior unsecured notes.  The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC Transaction and release of the proceeds, the CCOH Safari notes became obligations of CCO Holdings and CCO Holdings Capital Corp. and the CCO Safari II notes and CCO Safari III credit facilities became obligations of Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp., subsidiaries of CCO Holdings. CCOH Safari merged into CCO Holdings and CCO Safari II and CCO Safari III merged into Charter Operating.
Transaction-Related Commitments

In connection with the regulatory approval process, Charter made certain commitments described in its Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, the FCC order contained certain conditions including build out of an additional two million locations with access to a high-speed connection. At least one million of those connections will be in competition with another high-speed broadband provider in the market served. The FCC order also provides that Charter will not be permitted to charge usage-based prices or impose data caps and will be prohibited from charging interconnection fees for seven years.

Under the terms of the settlement with the DOJ, Charter is prohibited from entering into or enforcing any agreement with a programmer that forbids, limits or creates incentives to limit the programmer’s provision of content to one or more on-line video distributors ("OVDs"). The settlement further provides that Charter will not be able to avail itself of other distributors’ most favored nation ("MFN") provisions if they are inconsistent with this prohibition. The settlement also prohibits Charter from retaliating against programmers for licensing to OVDs.

Comcast Transactions

On April 25, 2014, Charter entered into a binding definitive agreement (the “Comcast Transactions Agreement”) with Comcast Corporation (“Comcast”), which contemplated the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution and spin-off transaction (collectively, the “Comcast Transactions”). Pursuant to the terms of the Comcast Transactions Agreement, Comcast had the right to terminate the Comcast Transactions Agreement upon termination of the merger agreement among Comcast, TWC and Tango Acquisition Sub, Inc. (the “Comcast Merger Agreement”). On April 24, 2015, Comcast and TWC terminated the Comcast Merger Agreement, and Comcast delivered a notice of termination of the Comcast Transactions Agreement to Charter (the “Termination Notice”).  As a result of the termination, proceeds from the issuance of $3.5 billion aggregate principal amount of CCOH Safari notes and $3.5 billion aggregate principal amount of CCO Safari, LLC ("CCO Safari") Term G Loans ("Term G Loans"), which were held in escrow and intended to fund the closing of the Comcast Transactions, were utilized to settle the related debt obligation in April 2015.

Overview

Our most significant competitors are direct broadcast satellite providers and certain telephone companies that offer services that provide features and functions similar to our Internet, video and voice services, including in some cases wireless services, and they also offer these services in bundles similar to ours. Customers have been more willing to consider our competitors' products, partially because of continued marketing highlighting perceived differences between competitive video products, especially when those competitors are often offering significant incentives to switch providers. Some consumers have chosen to receive video over the Internet rather than through pay television services including from us.  In the recent past, we have grown revenues by offsetting basic video customer losses with price increases and sales of incremental services such as Internet, video on demand, DVR and HD television. We expect to continue to grow revenues by increasing the number of products in our current customer homes, obtaining new customers with our value offering and reducing churn. In addition, we expect to increase revenues by expanding the sales of services to our commercial customers. However, we cannot assure you that we will be able to grow revenues or maintain our margins at recent historical rates.

Our business plans include goals for increasing customers and revenue. To reach our goals, we actively invest in our network and operations, and improve the quality and value of the products and packages that we offer. We have enhanced our video product by moving to an all-digital platform, offering more HD channels and increasing digital and HD-DVR penetration. We simplified our offers and pricing, and package our products with the objective of bringing more value to new and existing customers than our competitors. As part of our effort to create more value for customers, we focus on driving penetration of our triple play offering, which includes more than 200 HD channels in most of our markets, video on demand, Internet service, and fully-featured voice service. In addition, we have fully insourced our direct sales workforce and are increasingly insourcing our field operations and call center workforces and modifying the way our sales workforce is compensated, which we believe positions us for better customer service and growth. We believe that our enhanced product set combined with improved customer service has lead to lower customer churn and longer customer lifetimes, allowing us to grow our customer base and revenue more quickly and economically.

Total revenue growth was 7% for the year ended December 31, 2015 compared to the corresponding period in 2014, and 12% for the year ended December 31, 2014 compared to the corresponding period in 2013, due to growth in our video, Internet and commercial businesses. Total revenue growth on a pro forma basis for the acquisition of Bresnan as if it had occurred on January 1, 2012 was 8% for the year ended December 31, 2014 compared to the corresponding period in 2013. For the years ended December 31, 2015, 2014 and 2013, Adjusted EBITDA was $3.4 billion, $3.2 billion and $2.9 billion, respectively.  Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income tax expense, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, gain (loss) on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. See “—Use of Adjusted EBITDA and Free Cash Flow” for further information on Adjusted EBITDA.  Adjusted EBITDA increased 7% for the year ended December 31, 2015 compared to the corresponding period in 2014 and 12% for the year ended December 31, 2014 compared to the corresponding period in 2013 as a result of an increase in residential and commercial revenues offset by increases in programming costs, transition costs and other operating costs. Adjusted EBITDA growth on a pro forma basis for the acquisition of Bresnan as if it had occurred on January 1, 2012 was 8% for the year ended December 31, 2014 compared to the corresponding period in 2013. For the years ended December 31, 2015, 2014 and 2013, our income from operations was $1.1 billion, $971 million and $909 million, respectively. In addition to the factors discussed above, income from operations was affected by increases in other operating expenses such as merger and acquisition costs as well as increases in depreciation and amortization and stock compensation expense.

Approximately 91%, 90% and 89% of our revenues for years ended December 31, 2015, 2014 and 2013, respectively, are attributable to monthly subscription fees charged to customers for our video, Internet, voice, and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time subject to a fee for certain commercial customers. The remaining 9%, 10% and 11% of revenue for fiscal years 2015, 2014 and 2013, respectively, is derived primarily from advertising revenues, franchise and other regulatory fee revenues (which are collected by us but then paid to local authorities), pay-per-view and video on demand programming, installation, processing fees or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services.

Our expenses primarily consist of operating costs, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, connectivity, franchise and other regulatory costs, the costs to service our customers such as field, network and customer operations costs, marketing costs and transition costs related to the TWC Transaction, Bright House Transaction and Comcast Transactions. Transition costs represent incremental costs incurred to increase the scale of our business as a result of the TWC Transaction, Bright House Transaction and Comcast Transactions.

We incurred the following transition costs in connection with the TWC Transaction, Bright House Transaction and Comcast Transactions.

	Years ended December 31,
	2015	2014	2013

Operating expenses	$72	$14	$—
Other operating expenses	$70	$38	$16
Interest expense	$47	$45	$—
Capital expenditures	$115	$27	$—

In July 2013, Charter and Charter Operating acquired Bresnan from a wholly owned subsidiary of Cablevision, for $1.625 billion in cash, as well as a working capital adjustment and a reduction for certain funded indebtedness of Bresnan (the "Bresnan Acquisition"). Bresnan managed cable operating systems in Colorado, Montana, Wyoming and Utah that passed approximately 670,000 homes and served approximately 375,000 residential and commercial customer relationships at the time they were acquired.

We have had a history of net losses.  Our net losses were principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, depreciation expenses resulting from the capital investments we have made and continue to make in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

Critical Accounting Policies and Estimates

Certain of our accounting policies require our management to make difficult, subjective and/or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors, and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements, and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Property, plant and equipment

•	Capitalization of labor and overhead costs

•	Valuation and impairment of property, plant and equipment

•	Useful lives of property, plant and equipment

•	Intangible assets

•	Valuation and impairment of franchises

•	Valuation and impairment and amortization of customer relationships

•	Valuation and impairment of goodwill

•	Income taxes

•	Litigation

•	Programming agreements

In addition, there are other items within our financial statements that require estimates or judgment that are not deemed critical, such as the allowance for doubtful accounts and valuations of our derivative instruments, but changes in estimates or judgment in these other items could also have a material impact on our financial statements.

Property, plant and equipment

The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of December 31, 2015 and 2014, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $8.3 billion (representing 48% of total assets excluding restricted cash and cash equivalents) and $8.3 billion (representing 49% of total assets excluding restricted cash and cash equivalents), respectively. Total capital expenditures for the years ended December 31, 2015, 2014 and 2013 were approximately $1.8 billion, $2.2 billion and $1.8 billion, respectively.

Capitalization of labor and overhead costs. Costs associated with network construction, initial customer installations, installation refurbishments, and the installation of equipment necessary to provide video, Internet or voices services, are capitalized. While our capitalization is based on specific activities, once capitalized, we track these costs by fixed asset category at the cable system level, and not on a specific asset basis. For assets that are sold or retired, we remove the estimated applicable cost and accumulated depreciation. Costs capitalized as part of installations include materials, direct labor, and certain indirect costs. These indirect costs are associated with the activities of personnel who assist in installation activities, and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement, including replacement of certain components, and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

We make judgments regarding the installation and construction activities to be capitalized. We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data. We calculate standards annually (or more frequently if circumstances dictate) for items such as the labor rates, overhead rates, and the actual amount of time required to perform a capitalizable activity. For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities. Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities, and a determination of the portion of costs that is directly attributable to capitalizable activities. The impact of changes that resulted from these studies were not material in the periods presented.

Labor costs directly associated with capital projects are capitalized. Capitalizable activities performed in connection with installations include such activities as:

•	dispatching a “truck roll” to the customer’s dwelling or business for service connection or placement of equipment;

•
verification of serviceability to the customer’s dwelling or business (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•
customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of equipment in connection with the installation of video, Internet or voice services, and equipment replacement and betterment; and

•
verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top box, as well as testing signal levels at the pole or pedestal.

Judgment is required to determine the extent to which overhead costs incurred result from specific capital activities, and therefore should be capitalized. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatchers, who directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.

While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized internal direct labor and overhead of $286 million, $277 million and $219 million, respectively, for the years ended December 31, 2015, 2014 and 2013.

Valuation and impairment. We evaluate the recoverability of our property, plant and equipment upon the occurrence of events or changes in circumstances indicating that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as the impairment of our indefinite life franchises, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions, or a deterioration of current or expected future operating results. A long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. No impairments of long-lived assets to be held and used were recorded in the years ended December 31, 2015, 2014 and 2013.

We utilize the cost approach as the primary method used to establish fair value for our property, plant and equipment in connection with business combinations.  The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation and functional and economic obsolescence as of the appraisal date. The cost approach relies on management’s assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property, plant and equipment along with assumptions regarding the age and estimated useful lives of our property, plant and equipment.

Useful lives of property, plant and equipment. We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analysis of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances. Any changes in estimated useful lives as a result of this analysis are reflected prospectively beginning in the period in which the study is completed. Our analysis of useful lives in 2015 did not indicate a change in useful lives.  The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment as of December 31, 2015 would be an increase in annual depreciation expense of approximately $251 million.  The effect of a one-year increase in the weighted average remaining useful life of our property, plant and equipment as of December 31, 2015 would be a decrease in annual depreciation expense of approximately $235 million.

Depreciation expense related to property, plant and equipment totaled $1.9 billion, $1.8 billion and $1.6 billion for the years ended December 31, 2015, 2014 and 2013, respectively, representing approximately 21%, 22% and 22% of costs and expenses, respectively. Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as listed below:

Cable distribution systems	7-20 years
Customer premise equipment and installations	3-8 years
Vehicles and equipment	3-6 years
Buildings and improvements	15-40 years
Furniture, fixtures and equipment	6-10 years

Intangible assets

Valuation and impairment of franchises. The net carrying value of franchises as of both December 31, 2015 and 2014 was approximately $6.0 billion (representing 34% and 35% of total assets excluding restricted cash and cash equivalents, respectively).

For more information and a complete discussion of how we value and test franchise assets for impairment, see Note 6 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

In 2015, we performed a qualitative impairment assessment that indicated the fair value of the franchise assets in each unit of accounting exceeds the carrying value of such assets and thus resulted in no impairment. Our units of accounting for franchise impairment testing is based on geographical clustering of our cable systems into groups or markets. For each franchise unit of accounting, the estimated fair value of the franchise assets substantially exceeds the carrying value. Based on our qualitative impairment assessment and sensitivity analyses, none of our franchise assets are considered at risk of impairment. Based on the qualitative assessment, the franchise assets fair values are more than twice the carrying values for nearly all of the franchise units of accounting. The only exception is a single market in which its fair value of franchise assets exceeds its carrying value by more than 25%. The lower excess fair value of this market when compared to the others is attributed to the recent fair value measurement of this market's franchise assets in purchase accounting.

Valuation and impairment of goodwill. The net carrying value of goodwill as of both December 31, 2015 and 2014 was approximately $1.2 billion (representing 7% of total assets excluding restricted cash and cash equivalents). For more information and a complete discussion on how we test goodwill for impairment, see Note 6 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2. As with our franchise impairment testing, in 2015 we elected to perform a qualitative assessment and concluded that goodwill is not impaired. Based on the qualitative assessment and sensitivity analyses, implied goodwill is more than three times its carrying value.

Valuation, impairment and amortization of customer relationships. The net carrying value of customer relationships as of December 31, 2015 and 2014 was approximately $856 million (representing 5% of total assets excluding restricted cash and cash equivalents) and $1.1 billion (representing 6% of total assets excluding restricted cash and cash equivalents), respectively. Amortization expense related to customer relationships for the years ended December 31, 2015, 2014 and 2013 was approximately $249 million, $282 million and $284 million, respectively. No impairment of customer relationships was recorded in the years ended December 31, 2015, 2014, or 2013. For more information and a complete discussion on our valuation methodology and amortization method, see Note 6 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Income taxes

CCO Holdings is a single member limited liability company not subject to income tax. CCO Holdings holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax. Certain indirect subsidiaries are taxed as corporations, subject to federal and state tax. We do not have a formal tax sharing agreement between our indirect parent company, Charter, and its subsidiaries that file as part of Charter’s consolidated tax return. CCO Holdings’ tax provision reflects the tax provision of the entities required to file separate returns.

As of December 31, 2015, Charter had approximately $11.3 billion of federal tax net operating loss carryforwards resulting in a gross deferred tax asset of approximately $4.0 billion. Federal tax net operating loss carryforwards expire in the years 2020 through 2035; with $560 million expiring through 2023, $5.7 billion expiring between 2024 and 2028, and $5.0 billion expiring thereafter. These losses resulted from the operations of Charter Holdco and its subsidiaries. In addition, as of December 31, 2015, Charter had state tax net operating loss carryforwards, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $365 million. State tax net operating loss carryforwards generally expire in the years 2016 through 2035.  Such tax loss carryforwards can accumulate and be used to offset Charter’s future taxable income. As of December 31, 2015, $9.1 billion of federal tax loss carryforwards are unrestricted and available for Charter’s immediate use, while approximately $2.2 billion of federal tax loss carryforwards are still subject to Section 382 and other restrictions. Pursuant to these restrictions, Charter estimates that approximately $400 million in 2016 and an additional $226 million annually over each of the next eight years of federal tax loss carryforwards, should become unrestricted and available for Charter’s use. Charter’s state tax loss carryforwards are subject to similar but varying restrictions.

In addition to its tax loss carryforwards, Charter also has tax basis of $4.6 billion in intangible assets and $3.4 billion in property, plant, and equipment as of December 31, 2015. The tax basis in these assets is not subject to Section 382 limitations and therefore is currently deductible as depreciated or amortized. For illustrative purposes, Charter expects to reflect tax-deductible amortization and depreciation on assets owned as of December 31, 2015, of approximately $1.3 billion in 2016 and $3.2 billion between 2017 through 2020, decelerating annually. The foregoing projected deductions do not include any amortization or depreciation related to future capital spend or potential acquisitions. In addition, the deductions assume Charter does not dispose of a material portion of its business, make modifications to the underlying partnerships it owns, or create a new underlying partnership, all of which may materially affect the timing or amount of its existing amortization and depreciation deductions. Any one of these factors including pending transactions, future legislation or adjustments by the IRS upon examination could also affect the projected deductions.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In Charter's evaluation of the need for a valuation allowance, Charter takes into account various factors, including the expected level of future taxable income, available tax planning strategies and reversals of existing taxable temporary differences. Due to Charter's history of losses, Charter was unable to assume future taxable income in its analysis and accordingly valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for future taxable income that will result from the reversal of existing temporary differences for which deferred tax liabilities are recognized. Charter's gross deferred tax assets have been offset with a corresponding valuation allowance of $3.2 billion at December 31, 2015. The amount of the deferred tax assets considered realizable and, therefore, reflected in the consolidated balance sheet, would be increased at such time that it is more-likely-than-not future taxable income will be realized during the carryforward period. Charter periodically evaluates the facts and circumstances surrounding this assessment and, at the time this consideration is met, an adjustment to reverse some portion of the existing valuation allowance would result. As of December 31, 2015, Charter had recorded net deferred income tax liabilities of $1.6 billion largely attributable to the characterization of franchises for financial reporting purposes as indefinite-lived. Charter's ability to make income tax payments, if any, will depend at such time on receipt of payments or distributions from its subsidiaries, including us.

In contemplation of the TWC Transaction, Charter has performed a preliminary analysis of the valuation allowance recorded on Charter’s preexisting deferred tax assets considering the interaction of the tax positions of the acquiring and acquired entities in the TWC Transaction. Based on this analysis, certain of the deferred tax liabilities that are anticipated to be recognized in connection with the close of the TWC Transaction are expected to reverse and provide a source of future taxable income, resulting in a reduction of substantially all of Charter’s preexisting valuation allowance associated with its deferred tax assets.  Such release of Charter’s valuation allowance would be recognized directly to income tax benefit on the consolidated statements of operations. This preliminary analysis is subject to the finalization of the acquisition and the full assessment of the facts and circumstances surrounding the possible sources of future taxable income, after the close of the TWC Transaction.

In determining Charter's tax provision for financial reporting purposes, Charter establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, Charter presumes the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to be recognized in Charter's financial statements. The tax position is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized when the position is ultimately resolved. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained. Charter adjusts its uncertain tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. No tax years for Charter or Charter Holdco, for income tax purposes, are currently under examination by the IRS. Tax years ending 2012 through 2015 remain subject to examination and assessment. Years prior to 2012 remain open solely for purposes of examination of Charter’s loss and credit carryforwards. Charter has recorded unrecognized tax benefits totaling approximately $5 million as of December 31, 2015, presented net of deferred taxes. Charter does not have any unrecognized tax benefits as of December 31, 2014.

Litigation

Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management's best estimate of the probable cost of ultimate resolution of the matter and is revised as facts and circumstances change. A reserve is released when a matter is ultimately brought to closure or the statute of limitations lapses. We have established reserves for certain matters. Although certain matters are not expected individually to have a material adverse effect on our consolidated financial condition, results of operations or liquidity, such matters could have, in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Programming Agreements

We exercise significant judgment in estimating programming expense associated with certain video programming contracts. Our policy is to record video programming costs based on our contractual agreements with our programming vendors, which are generally multi-year agreements that provide for us to make payments to the programming vendors at agreed upon market rates based on the number of customers to which we provide the programming service. If a programming contract expires prior to the parties' entry into a new agreement and we continue to distribute the service, we estimate the programming costs during the period there is no contract in place. In doing so, we consider the previous contractual rates, inflation and the status of the negotiations in determining our estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. We also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, timing of rate increases and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions.

Significant judgment is also involved when we enter into agreements that result in us receiving cash consideration from the programming vendor, usually in the form of advertising sales, channel positioning fees, launch support or marketing support. In these situations, we must determine based upon facts and circumstances if such cash consideration should be recorded as revenue, a reduction in programming expense or a reduction in another expense category (e.g., marketing).

Results of Operations

The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constituted for the periods presented (dollars in millions, except per share data):

	Year Ended December 31,
	2015		2014		2013

Revenues	$9,754	100%	$9,108	100%	$8,155	100%

Costs and Expenses:
Operating costs and expenses (exclusive of items shown separately below)	6,426	66%	5,973	66%	5,345	66%
Depreciation and amortization	2,125	22%	2,102	23%	1,854	23%
Other operating expenses, net	89	1%	62	1%	47	1%
	8,640	89%	8,137	89%	7,246	89%
Income from operations	1,114	11%	971	11%	909	11%
Interest expense, net	(840)		(889)		(854)
Loss on extinguishment of debt	(126)		—		(123)
Gain (loss) on derivative instruments, net	(4)		(7)		11
Income (loss) before income taxes	144		75		(57)

Income tax benefit (expense)	210		(13)		(11)
Consolidated net income (loss)	354		62		(68)

Less: Noncontrolling interest	(46)		(44)		(46)
Net income (loss) - CCO Holdings member	$308		$18		$(114)

Revenues. Total revenues grew $646 million or 7% in the year ended December 31, 2015 as compared to 2014 and grew $953 million or 12% in the year ended December 31, 2014 as compared to 2013. Revenue growth primarily reflects increases in the number of residential Internet and triple play customers and in commercial business customers, growth in expanded basic and digital penetration, promotional and annual rate increases, and higher advanced services penetration offset by a decrease in advertising sales in 2015 and a decrease in average basic video customers. The Bresnan Acquisition increased revenues by approximately $276 million in 2014 as compared to 2013.

Revenues by service offering were as follows (dollars in millions; all percentages are calculated using whole numbers. Minor differences may exist due to rounding):

	Years ended December 31,
	2015		2014		2013		2015 over 2014		2014 over 2013
	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change	Change	% Change
Video	$4,587	47%	$4,443	49%	$4,040	50%	$144	3.2%	$403	10%
Internet	3,003	31%	2,576	28%	2,186	27%	427	16.6%	390	18%
Voice	539	6%	575	6%	644	8%	(36)	(6.4)%	(69)	(11)%
Residential revenue	8,129	83%	7,594	83%	6,870	84%	535	7.0%	724	11%

Small and medium business	764	8%	676	7%	553	7%	88	13.0%	123	22%
Enterprise	363	4%	317	3%	259	3%	46	14.8%	58	22%
Commercial revenue	1,127	12%	993	11%	812	10%	134	13.5%	181	22%

Advertising sales	309	3%	341	4%	291	4%	(32)	(9.5)%	50	17%
Other	189	2%	180	2%	182	2%	9	5.0%	(2)	(1)%

	$9,754	100%	$9,108	100%	$8,155	100%	$646	7.1%	$953	12%

Video revenues consist primarily of revenues from basic and digital video services provided to our non-commercial customers, as well as franchise fees, equipment rental and video installation revenue. Residential video customers decreased by 2,000 in 2015 and by 82,000 in 2014. The changes in video revenues are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Incremental video services, price adjustments and bundle revenue allocation	$161	$330
Increase (decrease) in premium, video on demand and pay-per-view	15	(16)
Decrease in average basic video customers	(32)	(49)
Bresnan Acquisition	—	138

	$144	$403

Residential Internet customers grew by 442,000 and 386,000 customers in 2015 and 2014, respectively. The increases in Internet revenues from our residential customers are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Increase in average residential Internet customers	$242	$200
Service level changes, price adjustments and bundle revenue allocation	185	116
Bresnan Acquisition	—	74

	$427	$390

Residential voice customers grew by 159,000 and 166,000 customers in 2015 and 2014, respectively. The changes in voice revenues from our residential customers are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Price adjustments and bundle revenue allocation	$(70)	$(135)
Increase in average residential voice customers	34	43
Bresnan Acquisition	—	23

	$(36)	$(69)

Small and medium business PSUs increased 109,000 and 84,000 in 2015 and 2014, respectively. The increases in small and medium business commercial revenues are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Increase in small and medium business customers	$112	$70
Price adjustments	(24)	21
Bresnan Acquisition	—	32

	$88	$123

Enterprise PSUs increased 5,000 and 4,000 in 2015 and 2014, respectively. The increases in enterprise commercial revenues are primarily due to growth in customers.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues decreased in 2015 primarily as a result of a decrease in political advertising of $29 million. Advertising sales revenues increased in 2014 primarily as a result of an increase in political advertising of $30 million. The Bresnan Acquisition increased advertising sales revenue by approximately $7 million in 2014 compared to the corresponding prior year period.

Other revenues consist of home shopping, late payment fees, wire maintenance fees and other miscellaneous revenues. The increase in 2015 was primarily due to an increase in processing fees partially offset by a decrease in wire maintenance fees and the decrease in 2014 was primarily due to a decrease in wire maintenance fees. The Bresnan Acquisition increased other revenues in 2014 compared to the corresponding prior year period by approximately $2 million.

Operating costs and expenses. The increases in our operating costs and expenses are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Programming	$219	$234
Franchise, regulatory and connectivity	7	11
Costs to service customers	26	59
Marketing	9	40
Transition costs	58	14
Other	134	90
Bresnan Acquisition	—	180

	$453	$628

Programming costs were approximately $2.7 billion, $2.5 billion and $2.1 billion, representing 42%, 41% and 40% of operating costs and expenses for each of the years ended December 31, 2015, 2014 and 2013, respectively. Programming costs consist primarily of costs paid to programmers for basic, digital, premium, video on demand, and pay-per-view programming. The increase in programming costs is primarily a result of annual contractual rate adjustments, including increases in amounts paid for retransmission consents, broader carriage of certain networks as a result of our all-digital initiative and the introduction of new networks to Charter's video offering as well as 2014 expense benefits not recurring in 2015. We expect programming expenses to continue to increase due to a variety of factors, including annual increases imposed by programmers with additional selling power as a result of media consolidation, increased demands by owners of broadcast stations for payment for retransmission consent or linking carriage of other services to retransmission consent, and additional programming, particularly new sports services. We have been unable to fully pass these increases on to our customers nor do we expect to be able to do so in the future without a potential loss of customers.

Costs to service customers include costs related to field operations, network operations and customer care for our residential and small and medium business customers including internal and third party labor for installations, service and repair, maintenance, billing and collection, occupancy and vehicle costs. The increase in costs to service customers was primarily the result of our larger customer base and higher spending on labor to deliver improved products and service levels and, in 2014, higher collection costs.

The increase in marketing costs during 2014 was the result of heavier sales activity and sales channel development.

Transition costs represent incremental costs incurred to increase the scale of our business as a result of the TWC Transaction, Bright House Transaction and Comcast Transactions. The Comcast Transactions were terminated in April 2015.

The increases in other expense are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Corporate costs	$44	$40
Stock compensation expense	23	7
Property tax and insurance	17	(9)
Bad debt	15	17
Advertising sales expense	10	18
Enterprise	7	11
Other	18	6

	$134	$90

The increase in corporate costs relates primarily to increases in the number of employees and investments in technology. Stock compensation expense increased primarily due to increases in headcount and the value of equity issued. Property tax and insurance increased primarily due to the continuation of insourcing our workforce. The increases in bad debt is primarily related to a third quarter 2014 change in our collections policy and lower recoveries.

Depreciation and amortization. Depreciation and amortization expense increased by $23 million and $248 million in 2015 and 2014, respectively, which primarily represents depreciation on more recent capital expenditures offset by certain assets becoming fully depreciated. The increase in depreciation and amortization expense in 2014 compared to 2013 was also affected by the Bresnan Acquisition.

Other operating expenses, net. The changes in other operating expenses, net are attributable to the following (dollars in millions):

	2015 compared to 2014	2014 compared to 2013

Merger and acquisitions costs	$32	$22
(Gain) loss on sale of assets, net	(6)	2
Special charges, net	1	(9)

	$27	$15

For more information, see Note 14 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Interest expense, net. Net interest expense decreased by $49 million in 2015 from 2014 and increased by $35 million in 2014 from 2013. Net interest expense decreased in 2015 compared to the corresponding prior year period primarily as a result of a decrease in interest rates. Net interest expense increased in 2014 compared to the corresponding prior year period primarily as a result of interest expense associated with the debt held in escrow to fund the Comcast Transactions of $45 million offset by a decrease in interest rates.

Loss on extinguishment of debt. Loss on extinguishment of debt consists of the following for the years ended December 31, 2015, 2014 and 2013 (dollars in millions):

	Year ended December 31,
	2015	2014	2013

CCO Holdings notes repurchases	$123	$—	$65
Charter Operating credit amendment / prepayments	—	—	58
Termination of debt held in escrow related to the Comcast Transactions	3	—	—

	$126	$—	$123

For more information, see Note 8 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Gain (loss) on derivative instruments, net. Interest rate derivative instruments are held to manage our interest costs and reduce our exposure to increases in floating interest rates. We recognized losses of $4 million and $7 million and a gain of $11 million during the years ended December 31, 2015, 2014 and 2013, respectively, which represents the amortization of accumulated other comprehensive loss for interest rate derivative instruments no longer designated as hedges for accounting purposes and their change in fair value. For more information, see Note 11 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Income tax expense. Income tax benefit of $210 million and income tax expense of $13 million and $11 million was recognized for the years ended December 31, 2015, 2014 and 2013, respectively. The income tax benefit in 2015 was primarily due to the deemed liquidation of Charter Holdco solely for federal and state income tax purposes offset by income tax expense recognized during 2015, primarily through increases in deferred tax liabilities. Income tax expense was recognized in 2014 and 2013 primarily through increases in deferred tax liabilities related to our franchises, which are characterized as indefinite lived for book financial reporting purposes, as well as to a lesser extent, through current federal and state income tax expense. Current federal and state income tax expense included $4 million, $3 million and $4 million, respectively, for the years ended December 31, 2015, 2014 and 2013. The tax provision in future periods will vary based on current and future temporary differences, as well as future operating results. For more information, see Note 16 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Noncontrolling interest. Noncontrolling interest included the 2% accretion of the preferred membership interests in CC VIII, LLC ("CC VIII") plus approximately 18.6% of CC VIII’s income, net of accretion. For more information, see Note 10 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2.

Net income (loss) - CCO Holdings member. We incurred net income of $308 million and $18 million for the years ended December 31, 2015 and 2014, respectively, and net loss of $114 million for the year ended December 31, 2013, primarily as a result of the factors described above.

Use of Adjusted EBITDA and Free Cash Flow

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net loss and net cash flows from operating activities, respectively, below.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is used by management and Charter’s board of directors to evaluate the performance of our business. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

We believe that Adjusted EBITDA and free cash flow provide information useful to investors in assessing our performance and our ability to service our debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees, which fees were in the amount of $322 million, $253 million and $201 million for the years ended December 31, 2015, 2014 and 2013, respectively.

	Years ended December 31,
	2015	2014	2013

Net income (loss)	$354	$62	$(68)
Plus: Interest expense, net	840	889	854
Income tax (benefit) expense	(210)	13	11
Depreciation and amortization	2,125	2,102	1,854
Stock compensation expense	78	55	48
Loss on extinguishment of debt	126	—	123
(Gain) loss on derivative instruments, net	4	7	(11)
Other, net	89	62	47

Adjusted EBITDA	$3,406	$3,190	$2,858

Net cash flows from operating activities	$2,557	$2,384	$2,156
Less: Purchases of property, plant and equipment	(1,840)	(2,221)	(1,825)
Change in accrued expenses related to capital expenditures	28	33	76

Free cash flow	$745	$196	$407

Liquidity and Capital Resources

Introduction

This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Recent Events

In February 2016, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.7 billion aggregate principal amount of 5.875% senior notes due 2024 and in April 2016, they closed on transactions in which they issued $1.5 billion aggregate principal amount of 5.50% senior notes due 2026 at a price of 100.075% of the aggregate principal amount. The net proceeds from both issuances were used to redeem CCO Holdings’ 7.000% senior notes due 2019, 7.375% senior notes due 2020, 6.500% senior notes due 2021 and pay related fees and expenses and for general corporate purposes.

In connection with the closing of the TWC Transaction, Charter Operating replaced its existing revolving facility with a new $3.0 billion senior secured revolving facility under the Credit Agreement. In connection with the closing of the Bright House Transaction, Charter Operating closed on a $2.6 billion aggregate principal amount term loan A-2 facility ("Term Loan A-2") pursuant to the terms of the Credit Agreement. Pricing on Term Loan A-2 was set at LIBOR plus 2%.

Overview of Our Contractual Obligations and Liquidity

We have significant amounts of debt.  The principal amount of our debt as of December 31, 2015 was $14.1 billion, consisting of $3.6 billion of credit facility debt and $10.6 billion of senior notes. Our business requires significant cash to fund principal and interest payments on our debt.  As of December 31, 2015, $93 million of our long-term debt matures in 2016, $102 million in 2017, $806 million in 2018, $627 million in 2019, $2.2 billion in 2020 and $10.3 billion thereafter. As of December 31, 2015, we had other contractual obligations, including interest on our debt, totaling $17.0 billion.

Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures. Free cash flow was $745 million, $196 million and $407 million for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, the amount available under our credit facilities was approximately $961 million. We expect to utilize free cash flow and availability under our credit facilities as well as future refinancing transactions to further extend the maturities of or reduce the principal on our obligations. The timing and terms of any refinancing transactions will be subject to market conditions. Additionally, we may, from time to time, depending on market conditions and other factors, use cash on hand and the proceeds from securities offerings or other borrowings, to retire our debt through open market purchases, privately negotiated purchases, tender offers, or redemption provisions. We believe we have sufficient liquidity from cash on hand, free cash flow and Charter Operating's revolving credit facility as well as access to the capital markets to fund our projected operating cash needs.

We continue to evaluate the deployment of our anticipated future free cash flow including to reduce our leverage and to invest in our business growth and other strategic opportunities, including mergers and acquisitions. As possible acquisitions, swaps or dispositions arise in our industry, we actively review them against our objectives including, among other considerations, improving the operational efficiency, clustering or technology capabilities of our business and achieving appropriate return targets, and we may participate to the extent we believe these possibilities present attractive opportunities. However, there can be no assurance that we will actually complete any acquisitions, dispositions or system swaps, or that any such transactions will be material to our operations or results.

Free Cash Flow

Free cash flow was $745 million, $196 million and $407 million for the years ended December 31, 2015, 2014 and 2013, respectively. The changes in free cash flow were due to the following (dollars in millions).

	Year ended December 31, 2015 compared to year ended December 31, 2014	Year ended December 31, 2014 compared to year ended December 31, 2013

(Increase) decrease in capital expenditures	$381	$(396)
Increase in Adjusted EBITDA	216	332
Changes in working capital, excluding change in accrued interest	(11)	(35)
Increase in cash paid for interest	(4)	(73)
Other, net	(33)	(39)

	$549	$(211)

Long-Term Debt

As of December 31, 2015, the accreted value of our total debt was approximately $13.9 billion, as summarized below (dollars in millions):

	December 31, 2015
	Principal Amount	Accreted Value (a)	Semi-Annual Interest Payment Dates	Maturity Date (b)
CCO Holdings, LLC:
7.000% senior notes due 2019	$600	$594	1/15 & 7/15	1/15/2019
7.375% senior notes due 2020	750	744	6/1 & 12/1	6/1/2020
5.250% senior notes due 2021	500	496	3/15 & 9/15	3/15/2021
6.500% senior notes due 2021	1,500	1,487	4/30 & 10/30	4/30/2021
6.625% senior notes due 2022	750	740	1/31 & 7/31	1/31/2022
5.250% senior notes due 2022	1,250	1,229	3/30 & 9/30	9/30/2022
5.125% senior notes due 2023	1,000	990	2/15 & 8/15	2/15/2023
5.125% senior notes due 2023	1,150	1,140	5/1 & 11/1	5/1/2023
5.750% senior notes due 2023	500	495	3/1 & 9/1	9/1/2023
5.750% senior notes due 2024	1,000	990	1/15 & 7/15	1/15/2024
5.375% senior notes due 2025	750	744	5/1 & 11/1	5/1/2025
5.875% senior notes due 2027	800	794	5/1 & 11/1	5/1/2027
Charter Communications Operating, LLC:
Credit facilities	3,552	3,502		Varies
	$14,102	$13,945

(a)
The accreted values presented above represent the principal amount of the debt less the original issue discount at the time of sale and deferred financing costs, plus the accretion of both amounts to the balance sheet date. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt. We have availability under our credit facilities of approximately $961 million as of December 31, 2015.

(b)
In general, the obligors have the right to redeem all of the notes set forth in the above table in whole or in part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. For additional information see "Description of our Outstanding Debt" below.

Contractual Obligations

The following table summarizes our payment obligations as of December 31, 2015 under our long-term debt and certain other contractual obligations and commitments (dollars in millions.)

	Payments by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Contractual Obligations (a)
Long-Term Debt Principal Payments (a)	$14,102	$93	$908	$2,791	$10,310
Long-Term Debt Interest Payments (b)	15,834	742	1,485	1,342	12,265
Operating Lease Obligations (c)	183	51	78	35	19
Programming Minimum Commitments (d)	545	265	252	25	3
Other (e)	435	397	29	5	4

Total	$31,099	$1,548	$2,752	$4,198	$22,601

(a)
The table presents maturities of long-term debt outstanding as of December 31, 2015. Refer to Notes 8 and 18 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2 for a description of our long-term debt and other contractual obligations and commitments.

(b)
Interest payments on variable debt are estimated using amounts outstanding at December 31, 2015 and the average implied forward London Interbank Offering Rate (“LIBOR”) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2015. Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(c)
We lease certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2015, 2014 and 2013, were $49 million, $43 million and $34 million, respectively.

(d)
We pay programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term. Programming costs included in the accompanying statement of operations were approximately $2.7 billion, $2.5 billion and $2.1 billion, for the years ended December 31, 2015, 2014 and 2013, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(e)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our customer premise equipment vendors.

The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below. However, we incur these costs as part of our operations:

•
We rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2015, 2014 and 2013 was $53 million, $49 million and $49 million, respectively.

•
We pay franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year. We also pay other franchise related costs, such as public education grants, under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $212 million, $208 million and $190 million for the years ended December 31, 2015, 2014 and 2013, respectively.

•	We also have $67 million in letters of credit, primarily to our various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.

Charter has agreed to certain commitments that will be effective upon the consummation of the TWC Transaction and Bright House Transaction. See "Transaction-Related Commitments" for a listing of these commitments.

Limitations on Distributions

Distributions by Charter’s subsidiaries to a parent company for payment of principal on parent company notes are restricted under indentures and credit facilities governing our indebtedness, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution. As of December 31, 2015, there was no default under any of these indentures or credit facilities and each subsidiary met its applicable leverage ratio tests based on December 31, 2015 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at the time of the contemplated distribution. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of the contemplated distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

In addition to the limitation on distributions under the various indentures discussed above, distributions by our subsidiaries may be limited by applicable law, including the Delaware Limited Liability Company Act, under which our subsidiaries may only make distributions if they have “surplus” as defined in the act.

Historical Operating, Investing, and Financing Activities

Cash and Cash Equivalents. We held $5 million in cash and cash equivalents as of December 31, 2015. Cash and cash equivalents were less than $1 million as of December 31, 2014. We also held $3.5 billion in restricted cash and cash equivalents as of December 31, 2014.

Operating Activities. Net cash provided by operating activities increased $173 million from $2.4 billion for the year ended December 31, 2014 to $2.6 billion for the year ended December 31, 2015, primarily due to an increase in Adjusted EBITDA of $216 million offset by a $32 million increase in merger and acquisition costs.

Net cash provided by operating activities increased $228 million from $2.2 billion for the year ended December 31, 2013 to $2.4 billion for the year ended December 31, 2014, primarily due to an increase in Adjusted EBITDA of $332 million offset by a $73 million increase in cash paid for interest and a $22 million increase in merger and acquisition costs.

Investing Activities. Net cash provided by investing activities for the year ended December 31, 2015 was $1.7 billion and net cash used in investing activities for the years ended December 31, 2014 and 2013 was $5.7 billion and $2.4 billion, respectively. The increase in cash provided in 2015 compared to 2014 is primarily due a decrease in long-term restricted cash and cash equivalents upon repayment of the Term G Loans out of escrow related to the Comcast Transactions and a decrease in capital expenditures. The increase in cash used in 2014 compared to 2013 is primarily due to the investment of $3.5 billion of net proceeds from the issuance of the Term G Loans issued in connection with the Comcast Transactions in long-term restricted cash and cash equivalents, and higher capital expenditures offset by $676 million cash paid for the Bresnan Acquisition (net of debt assumed) in 2013.

Financing Activities. Net cash used in financing activities was $4.2 billion for the year ended December 31, 2015 and net cash provided by financing activities was $3.3 billion and $298 million for the years ended December 31, 2014 and 2013, respectively. The increase in cash used during the year ended December 31, 2015 as compared to the corresponding period in 2014 was primarily the result of the repayment of $3.5 billion of net proceeds held in escrow related to the Term G Loans upon the termination of the Comcast Transactions. The increase in cash provided during the year ended December 31, 2014 as compared to the corresponding period in 2013, was primarily due to the issuance of the Term G Loans in 2014 related to the Comcast Transactions.

Capital Expenditures

We have significant ongoing capital expenditure requirements.  Capital expenditures were $1.8 billion, $2.2 billion and $1.8 billion for the years ended December 31, 2015, 2014 and 2013, respectively.  The decrease was driven by the completion of our all-digital transition in 2014 offset by higher product development investments and incremental transition capital expenditures incurred in connection with the TWC Transaction, Bright House Transaction and Comcast Transactions. Excluding transition-related expenditures, capital expenditures were $1.7 billion for the year ended December 31, 2015. See the table below for more details.

We anticipate 2016 capital expenditures to be driven by growth in residential and commercial customers along with further spend related to product development and transition-related expenditures. The actual amount of our capital expenditures in 2016 will depend on a number of factors including the pace of transition planning to service a larger customer base upon closing of the TWC Transaction and Bright House Transaction and growth rates of both our residential and commercial businesses.

Our capital expenditures are funded primarily from cash flows from operating activities and borrowings on our credit facility. In addition, our liabilities related to capital expenditures increased by $28 million, $33 million and $76 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the years ended December 31, 2015, 2014 and 2013. The disclosure is intended to provide more consistency in the reporting of capital expenditures among peer companies in the cable industry. These disclosure guidelines are not required disclosures under GAAP, nor do they impact our accounting for capital expenditures under GAAP (dollars in millions):

	Year ended December 31,
	2015	2014	2013

Customer premise equipment (a)	$582	$1,082	$841
Scalable infrastructure (b)	523	455	352
Line extensions (c)	194	176	219
Upgrade/rebuild (d)	128	167	183
Support capital (e)	413	341	230

Total capital expenditures (f)	$1,840	$2,221	$1,825

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Total capital expenditures for the years ended December 31, 2015, 2014 and 2013 include the following (dollars in millions):

	Year ended December 31,
	2015	2014	2013

Capital expenditures related to commercial services	$260	$242	$300
Capital expenditures related to transition	$115	$27	$—
Capital expenditures related to all-digital transition	$—	$410	$88

Description of Our Outstanding Debt

Overview

As of December 31, 2015 and 2014, the blended weighted average interest rate on our debt was 5.2% and 5.3%, respectively. The interest rate on approximately 83% and 82% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of December 31, 2015 and 2014, respectively. The fair value of our senior notes was $10.7 billion at both December 31, 2015 and 2014. The fair value of our credit facilities was $3.5 billion and $7.2 billion at December 31, 2015 and 2014, respectively. The fair value of our senior notes and credit facilities were based on quoted market prices.

The following description is a summary of certain provisions of our credit facilities and our note indentures (the “Debt Agreements”). The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all the terms of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

Charter Operating Credit Facilities – General

The Charter Operating credit facilities have an outstanding principal amount of $3.6 billion at December 31, 2015 as follows:

•
A term loan A with a remaining principal amount of $647 million, which is repayable in quarterly installments and aggregating $66 million in 2016 and $75 million in 2017, with the remaining balance due at final maturity on April 22, 2018;

•
A term loan E with a remaining principal amount of approximately $1.5 billion, which is repayable in equal quarterly installments and aggregating $15 million in each loan year, with the remaining balance due at final maturity on July 1, 2020;

•
A term loan F with a remaining principal amount of approximately $1.2 billion, which is repayable in equal quarterly installments and aggregating $12 million in each loan year, with the remaining balance due at final maturity on January 3, 2021; and

•	A revolving loan with an outstanding balance of $273 million at December 31, 2015 and allowing for borrowings of up to $1.3 billion, maturing on April 22, 2018.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or LIBOR, as defined, plus a margin. The applicable LIBOR margin for the term loan A is currently 2.00%. The term loans E and F bear interest at LIBOR plus 2.25%, with a LIBOR floor of 0.75%. Charter Operating pays interest equal to LIBOR plus 2.00% on amounts borrowed under the revolving credit facility and pays a revolving commitment fee of 0.30% per annum on the daily average available amount of the revolving commitment, payable quarterly.

The Charter Operating credit facilities also allow us to enter into incremental term loans in the future, with amortization as set forth in the notices establishing such term loans. Although the Charter Operating credit facilities allow for the incurrence of a certain amount of incremental term loans subject to pro-forma compliance with its financial maintenance covenants, no assurance can be given that we could obtain additional incremental term loans in the future if Charter Operating sought to do so or what amount of incremental term loans would be allowable at any given time under the terms of the Charter Operating credit facilities.

The obligations of Charter Operating under the Charter Operating credit facilities are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and subsidiaries of Charter Operating. The obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries, to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

Charter Operating Credit Facilities — Restrictive Covenants

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter. The Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business. Additionally, the Charter Operating credit facilities provisions contain an allowance for restricted payments so long as the consolidated leverage ratio is no greater than 3.5 after giving pro forma effect to such restricted payment. The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the currently outstanding subordinated and parent company indebtedness, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities.

The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period;

•
the failure to comply with specified covenants including the covenant to maintain the consolidated leverage ratio at or below 5.0 to 1.0 and the consolidated first lien leverage ratio at or below 4.0 to 1.0;

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in aggregate principal amounts in excess of $100 million; and

•
similar to provisions contained in the note indentures and credit facility, the consummation of any change of control transaction resulting in any person or group having power, directly or indirectly, to vote more than 50% of the ordinary voting power for the management of Charter Operating on a fully diluted basis and the occurrence of a ratings event including a downgrade in the corporate family rating during a ratings decline period.

At December 31, 2015, Charter Operating had a consolidated leverage ratio of approximately 1.1 to 1.0 and a consolidated first lien leverage ratio of 0.9 to 1.0. Both ratios are in compliance with the ratios required by the Charter Operating credit facilities. A failure by Charter Operating to maintain the financial covenants would result in an event of default under the Charter Operating credit facilities and the debt of CCO Holdings. See “— Cross Acceleration” and “Part I. Item 1A. Risk Factors — The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity."

CCO Holdings Notes

The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. Such notes are guaranteed by Charter. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. They are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating credit facilities. Upon consummation of the TWC Transaction, the CCO Holdings notes are not guaranteed by Charter or New Charter.

Redemption Provisions of Our Notes

The various notes issued by our subsidiaries included in the table may be redeemed in accordance with the following table or are not redeemable until maturity as indicated:

Note Series	Redemption Dates	Percentage of Principal
CCO Holdings, LLC:
7.000% senior notes due 2019	January 15, 2016 – January 14, 2017	101.750%
	Thereafter	100.000%
7.375% senior notes due 2020	December 1, 2015 – November 30, 2016	103.688%
	December 1, 2016 – November 30, 2017	101.844%
	Thereafter	100.000%
5.250% senior notes due 2021	March 15, 2016 – March 14, 2017	103.938%
	March 15, 2017 – March 14, 2018	102.625%
	March 15, 2018 – March 14, 2019	101.313%
	Thereafter	100.000%
6.500% senior notes due 2021	April 30, 2015 – April 29, 2016	104.875%
	April 30, 2016 – April 29, 2017	103.250%
	April 30, 2017 – April 29, 2018	101.625%
	Thereafter	100.000%
6.625% senior notes due 2022	January 31, 2017 – January 30, 2018	103.313%
	January 31, 2018 – January 30, 2019	102.208%
	January 31, 2019 – January 30, 2020	101.104%
	Thereafter	100.000%
5.250% senior notes due 2022	September 30, 2017 – September 29, 2018	102.625%
	September 30, 2018 – September 29, 2019	101.750%
	September 30, 2019 – September 29, 2020	100.875%
	Thereafter	100.000%
5.125% senior notes due 2023	February 15, 2018 – February 14, 2019	102.563%
	February 15, 2019 – February 14, 2020	101.708%
	February 15, 2020 – February 14, 2021	100.854%
	Thereafter	100.000%
5.125% senior notes due 2023	May 1, 2018 - April 30, 2019	103.844%
	May 1, 2019 - April 30, 2020	102.563%
	May 1, 2020 - April 30, 2021	101.281%
	Thereafter	100.000%
5.750% senior notes due 2023	March 1, 2018 – February 28, 2019	102.875%
	March 1, 2019 – February 29, 2020	101.917%
	March 1, 2020 – February 28, 2021	100.958%
	Thereafter	100.000%
5.750% senior notes due 2024	July 15, 2018 – July 14, 2019	102.875%
	July 15, 2019 – July 14, 2020	101.917%
	July 15, 2020 – July 14, 2021	100.958%
	Thereafter	100.000%
5.375% senior notes due 2025	May 1, 2020 - April 30, 2021	102.688%
	May 1, 2021 - April 30, 2022	101.792%
	May 1, 2022 - April 30, 2023	100.896%
	Thereafter	100.000%
5.875% senior notes due 2027	May 1, 2021 - April 30, 2022	102.938%
	May 1, 2022 - April 30, 2023	101.469%
	May 1, 2023 - April 30, 2024	100.734%
	Thereafter	100.000%

In the event that a specified change of control event occurs, each of the respective issuers of the notes must offer to repurchase any then outstanding notes at 101% of their principal amount or accrued value, as applicable, plus accrued and unpaid interest, if any.

Summary of Restrictive Covenants of Our Note Indentures

The following description is a summary of certain restrictions of our note indentures.  The summary does not restate the terms of the note indentures in their entirety, nor does it describe all restrictions.  The agreements and instruments governing each of the notes issued are complicated and you should consult such agreements and instruments for more detailed information regarding the notes issued.

The notes issued by CCO Holdings and CCO Holdings Capital Corp. were issued pursuant to certain indentures referred to in this section as the “CCO Holdings Indentures.” The CCO Holdings Indentures contain covenants that restrict the ability of CCO Holdings and its subsidiaries to, among other things:

•	incur indebtedness;

•	pay dividends or make distributions in respect of capital stock and other restricted payments;

•	issue equity;

•	make investments;

•	create liens;

•	sell assets;

•	consolidate, merge, or sell all or substantially all assets;

•	create restrictions on the ability of restricted subsidiaries to make certain payments; or

•	enter into transactions with affiliates.

However, such covenants are subject to a number of important qualifications and exceptions. Below we set forth a brief summary of certain of the restrictive covenants.

Restrictions on Additional Debt

The limitations on incurrence of debt and issuance of preferred stock contained in the CCO Holdings Indentures permit CCO Holdings and its restricted subsidiaries to incur additional debt or issue preferred stock, so long as, after giving pro forma effect to the incurrence, the leverage ratio would be below a specified level for CCO Holdings. The leverage ratio under the indentures is 6.0 to 1.

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCO Holdings and its restricted subsidiaries are permitted to issue among other permitted indebtedness:

•	up to $1.5 billion of debt under credit facilities not otherwise allocated;

•
up to the greater of $300 million (or $600 million in the case of the notes issued under the CCOH Safari Indentures as described below) and 5% of consolidated net tangible assets to finance the purchase or capital lease of new assets;

•
up to the greater of $300 million (or $600 million in the case of the notes issued under the CCOH Safari Indentures as described below) and 5% of consolidated net tangible assets of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another, and generally may also later be reclassified into another category including as debt incurred under the leverage ratio. Accordingly, indebtedness under our credit facilities may be incurred under a combination of the categories of permitted indebtedness listed above. The restricted subsidiaries of CCO Holdings are generally not permitted to issue subordinated debt securities.

Restrictions on Distributions

Generally, under the indentures governing notes issued by CCO Holdings, CCO Holdings and its respective restricted subsidiaries are permitted to pay dividends on or repurchase equity interests, or make other specified restricted payments, only if it can incur $1.00 of new debt under the 6.0 to 1.0 leverage ratio test after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments may be made in a total amount of up to the sum of 100% of CCO Holdings’ Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, cumulatively from April 1, 2010, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to certain investments, cumulatively from the issue date, plus $2 billion.

In addition, CCO Holdings may make distributions or restricted payments, so long as no default exists or would be caused by transactions among other distributions or restricted payments:

•
to repurchase management equity interests in amounts not to exceed $10 million per fiscal year (or $50 million per fiscal year in the case of the notes issued under the CCOH Safari Indentures as described below);

•	to pay pass-through tax liabilities in respect of ownership of equity interests in the applicable issuer or its restricted subsidiaries; or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

Restrictions on Investments

CCO Holdings and its respective restricted subsidiaries may not make investments except (i) permitted investments or (ii) if, after giving effect to the transaction, their leverage would be above the applicable leverage ratio.

Permitted investments include, among others:

•	investments in and generally among restricted subsidiaries or by restricted subsidiaries in the applicable issuer;

•	investments aggregating up to $750 million (or $1.1 billion in the case of notes issued under CCO Holdings Indentures for the year 2011 through the date of this filing) at any time outstanding; and

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since the issue date to the extent the proceeds have not been allocated to the restricted payments covenant.

Restrictions on Liens

The restrictions on liens for CCO Holdings only apply to liens on assets of the issuer itself and do not restrict liens on assets of CCO Holdings' subsidiaries. Permitted liens include liens securing indebtedness and other obligations under credit facilities, liens securing the purchase price of financed new assets, liens securing indebtedness of up to the greater of $50 million (or $90 million in the case of the notes issued under the CCOH Safari Indentures as described below) and 1.0% of consolidated net tangible assets and other specified liens.

Restrictions on the Sale of Assets; Mergers

CCO Holdings is generally not permitted to sell all or substantially all of its assets or merge with or into other companies unless its leverage ratio after any such transaction would be no greater than its leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, leverage would be below 6.0 to 1.0, no default exists, and the surviving entity is a U.S. entity that assumes the applicable notes.

CCO Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, in excess of $100 million unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days, or productive assets. CCO Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to use or commit to use the net cash proceeds over a specified threshold to acquire assets used or useful in their businesses or use the net cash proceeds to repay specified debt, or to offer to repurchase the issuer’s notes with any remaining proceeds.

Prohibitions on Restricting Dividends

CCO Holdings' restricted subsidiaries may generally not enter into arrangements involving restrictions on their ability to make dividends or distributions or transfer assets to CCO Holdings unless those restrictions with respect to financing arrangements are on terms that are no more restrictive than those governing the credit facilities existing when they entered into the applicable indentures or are not materially more restrictive than customary terms in comparable financings and will not materially impair CCO Holdings' ability to make payments on the notes.

Affiliate Transactions

The CCO Holdings Indentures also restrict the ability of CCO Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $25 million without a determination by the board of directors that the transaction complies with this covenant, or transactions with affiliates involving over $100 million without receiving an opinion as to the fairness to the holders of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Cross Acceleration

The CCO Holdings Indentures include various events of default, including cross acceleration provisions. Under these provisions, a failure by CCO Holdings or any of its restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes. As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the notes issued under the CCO Holdings Indentures or the Charter Operating credit facilities could cause cross-defaults under all outstanding indentures.

Debt assumed by CCO Holdings and Charter Operating upon closing of the TWC Transaction

CCOH Safari Notes

In November 2015, CCOH Safari, a wholly owned subsidiary of Charter, closed on transactions in which it issued $2.5 billion aggregate principal amount of 5.750% senior unsecured notes due 2026 (the "2026 Notes"). The net proceeds from the issuance of the 2026 Notes were deposited into an escrow account and were used to partially finance the TWC Transaction as well as for general corporate purposes. Substantially concurrently with the escrow release, the 2026 Notes became obligations of CCO Holdings and CCO Holdings Capital Corp. CCOH Safari merged into CCO Holdings.

Initially, the 2026 Notes were senior debt obligations of CCOH Safari. Upon release of the proceeds from escrow, the 2026 Notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. and rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The 2026 Notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating credit facilities.

Following the release of the proceeds, CCO Holdings may redeem some or all of the 2026 Notes at any time at a premium. The optional redemption price declines to 100% of the principal amount, plus accrued and unpaid interest, if any, on or after varying dates in 2021 through 2024.

In addition, at any time following the release of the proceeds and prior to February 15, 2019, CCO Holdings and CCO Holdings Capital Corp. may redeem up to 40% of the aggregate principal amount of such 2026 Notes at a redemption price at a premium plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings (as defined in the indenture); provided that certain conditions are met.

In the event of specified change of control events, CCO Holdings must offer to purchase the 2026 Notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

CCO Safari II Notes

In July 2015, CCO Safari II, a wholly owned subsidiary of Charter, closed on transactions in which it issued $15.5 billion in aggregate principal amount of senior secured notes comprised of $2.0 billion aggregate principal amount of 3.579% senior secured notes due 2020, $3.0 billion aggregate principal amount of 4.464% senior secured notes due 2022, $4.5 billion aggregate principal amount of 4.908% senior secured notes due 2025, $2.0 billion aggregate principal amount of 6.384% senior secured notes due 2035, $3.5 billion aggregate principal amount of 6.484% senior secured notes due 2045 and $500 million aggregate principal amount of 6.834% senior notes due 2055. The net proceeds from the issuance of the CCO Safari II notes were deposited into an escrow account and were used to partially finance the TWC Transaction as well as for general corporate purposes. Upon release of the proceeds, CCO Safari II merged into Charter Operating and the CCO Safari II notes became obligations of Charter Operating and Charter Communications Operating Capital Corp.

Upon release of the proceeds from escrow, the CCO Safari II notes became senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp. and are guaranteed by CCO Holdings and Charter Operating's subsidiaries. In addition, the CCO Safari II notes are secured by a perfected first priority security interest in substantially all of the assets of Charter

Operating to the extent such liens can be perfected under the Uniform Commercial Code by the filing of a financing statement and the liens rank equally with the liens on the collateral securing obligations under the Charter Operating credit facilities. Upon release of the proceeds from escrow, Charter Operating may redeem some or all of the CCO Safari II notes at any time at a premium.

CCO Safari II Notes - Restrictive Covenants

The CCO Safari II notes are subject to the terms and conditions of the indenture governing the CCO Safari II notes as well as a separate escrow agreement until Charter Operating re-assumes its obligations for the CCO Safari II notes. The CCO Safari II notes contain customary representations and warranties and affirmative covenants with limited negative covenants. The events of default under the CCO Safari II indenture include, among others, the failure to make payments when due or within the applicable grace period.

CCO Safari III Credit Facilities

In August 2015, Charter Operating closed on a new term loan H facility ("Term H Loan") and a new term loan I facility ("Term I Loan") totaling an aggregate principal amount of $3.8 billion pursuant to the terms of Charter Operating’s Amended and Restated Credit Agreement dated April 11, 2012 (the “Credit Agreement”). The Term H Loan was issued at a principal amount of $1.0 billion and matures in 2021. Pricing on the Term H Loan was set at LIBOR plus 2.50% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The Term I Loan was issued at a principal amount of $2.8 billion and matures in 2023. Pricing on the Term I Loan was set at LIBOR plus 2.75% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The CCO Safari III credit facilities formed a portion of the debt financing that were used to fund the cash portion of the TWC Transaction. Charter Operating assigned all of its obligations with respect to the CCO Safari III credit facilities and transferred all of the proceeds from the CCO Safari III credit facilities to CCO Safari III, and CCO Safari III placed the funds in an escrow account, pending the closing of the TWC Transaction, at which time, Charter Operating re-assumed the obligations in respect of the CCO Safari III credit facilities under the Credit Agreement.

CCO Safari III Credit Facilities — Restrictive Covenants

The CCO Safari III credit facilities were subject to the terms and conditions of a separate credit facility and escrow agreement until Charter Operating re-assumed its obligations for the loan. The CCO Safari III credit facilities contain customary representations and warranties and affirmative covenants with limited negative covenants prohibiting CCO Safari III from engaging in any material activities other than performing its obligations under the credit facilities or otherwise issuing other indebtedness pursuant to escrow arrangements similar to the CCO Safari III credit facilities. The events of default under the CCO Safari III credit facilities include, among others:

•	the failure to make payments when due or within the applicable grace period; and

•	any acceleration of the loans and termination of the commitments under the Charter Operating credit facilities.

Recently Issued Accounting Standards

See Note 20 to the accompanying consolidated financial statements included in this Current Report on Form 8-K as exhibit 99.2 for a discussion of recently issued accounting standards.